UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the
Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2005

CapSource Financial, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

        CapSource Financial, Inc. disclosed that on December 28, 2005, Randolph M. Pentel, its Chairman and largest shareholder, converted $800,000 of debt and accrued interest owed to him by the company pursuant to a promissory note into common stock of the company. Prior to the conversion, Mr. Pentel held approximately $1,650,000 of company debt.

        The promissory note being converted specified an annual interest rate of prime plus 1.0% and was not, by its original terms, convertible into common stock of the company. The conversion price for this debt was established by the company’s board of directors at $.70 per share.

        A total of 1,142,857 shares of the company’s common stock was issued to Mr. Pentel in satisfaction of the debt represented by the promissory notes.

        After the issuance of the shares represented by the conversion of the promissory notes, the company has 12,378,657 shares of its common stock outstanding. Of this amount Mr. Pentel now owns 11,206,557 shares or 90.53% of the company’s outstanding common stock. Prior to the debt conversion Mr. Pentel owned 10,063,700 shares or 90.13% of the total.

        The debt converted is approximately 19% of the company’s total outstanding debt as of December 28, 2005, the conversion date. The conversion will save the company approximately $70,000 in annual interest expense.

        The transaction was made in reliance upon the exemptions from registration provided under Section 4(2), or 4(6) of the Securities Act, or Regulation D.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)

Date:	December 29, 2005	By:	/s/ Steven E. Reichert
Name: Steven E. Reichert
Title: Vice President and General Counsel